                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.   )


Filed by Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[X]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)
     (2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

                          Frisch's Restaurants, Inc.
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                (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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                                PRELIMINARY COPY

                           FRISCH'S RESTAURANTS, INC.

                            NOTICE OF ANNUAL MEETING

TO THE SHAREHOLDERS:

       The annual meeting of the shareholders of Frisch's Restaurants, Inc., an Ohio corporation, will be held at the QUALITY HOTEL RIVERVIEW, 668 W. FIFTH STREET, COVINGTON, KY. 41011 on Monday, October 7, 1996 at 10 o'clock in the morning, Eastern Daylight Savings Time, for the following purposes:

         1.   To elect four Directors to hold office for terms of two years;

         2. To ratify and approve the appointment of Grant Thornton LLP as independent auditors;

         3. To transact such other business as may properly come before the meeting or any adjournments thereof.

       Shareholders of record at the close of business on August 9, 1996 are entitled to vote at the annual meeting and any adjournment or postponement thereof.

                                                                ALFRED M. COHEN

                                                                       Secretary

Cincinnati, Ohio
August __, 1996

TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE, WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                                 PROXY STATEMENT

                           FRISCH'S RESTAURANTS, INC.
                               2800 GILBERT AVENUE
                             CINCINNATI, OHIO 45206

       This Proxy Statement and the enclosed form of Proxy will first be sent to shareholders on or about August __, 1996.

       The proxies being solicited hereby are being solicited by the Board of Directors of the Company. The shares represented by each valid Proxy received in time will be voted at the meeting as specified. If no specification is made, the shares represented by a duly executed Proxy will be voted for the election as Directors of each of the nominees listed thereon (or if cumulative voting is in effect, the votes conferred by such shares will be distributed among such nominees at the discretion of the holder(s) of the Proxy), in favor of the proposal to ratify and approve the auditors, and at the discretion of the holder(s) of the Proxy on any other matter that may come before the meeting (see "Other Matters"). The Proxy may be revoked by a subsequently dated Proxy that is duly executed and delivered, by written notice to the President of the Company or in open meeting.

       Holders of record of shares of Common Stock at the close of business on August 9, 1996 are entitled to notice of and to vote at the annual meeting and any adjournment thereof. The Company then had outstanding voting securities consisting of 6,882,609 shares of Common Stock, the record holders of which are entitled to one (1) vote per share on each matter submitted to a vote at the annual meeting and the right to vote cumulatively in the election of Directors under the circumstances described herein.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

       The following table sets forth information, as of August 9, 1996 (unless a different date is specified in the notes to the table), with respect to each person (other than a Director or executive officer of the Company) known by the Board of Directors of the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock.

Name and Address of                         Amount                  Percent
Beneficial Owner                      Beneficially Owned           of Class

Trust under the will of                   732,628                    10.6%
David Frisch, Deceased. (1)
2800 Gilbert Avenue
Cincinnati, OH 45206

William D. Witter, Inc.                   626,630 (2)                 9.5%
153 East 53rd Street
New York, NY 10022

Dimensional Fund Advisors, Inc.           395,488 (3)                 5.8%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

Jerry L. Ruyan, 8730 Red Fox Lane,       443,600 (4)                 6.5%
Cincinnati, OH 45243, and Barry S.
Nussbaum, 2775 Via La Valle,
Suite 205, Del Mar, CA 92014

(1) The co-trustees of the Trust are Jack C. Maier, Craig F. Maier, and Karen F. Maier.

(2) The information given is as of February 2, 1996, as reported in an amended Schedule 13G filed with the Securities and Exchange Commission.

(3) The information given is as of February 7, 1996, as reported in an amended Schedule 13G filed with the Securities and Exchange Commission.

(4) The information given is as of August 6, 1996, as reported in an amended Schedule 13D filed with the Securities and Exchange Commission, in which each of the individuals indicates that he is acting together with the other as a group.


                        SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth information, as of August 9, 1996, with respect to the number of shares of Common Stock beneficially owned by (i) each current Director, including each nominee for election as a Director, of the Company, (ii) each executive officer of the Company named in the Summary Compensation Table, and (iii) all Directors and executive officers of the Company as a group.

                                      Amount                 Percent
    Name                       Beneficially Owned           of Class

Jack C. Maier                        1,697,838 (1)(2)          24.4%
Alfred M. Cohen                            986                    *
Marvin G. Fields                        23,412 (4)                *
Daniel W. Geeding                        1,017                    *
Blanche F. Maier                       669,613 (2)(3)           9.7%
Craig F. Maier                         951,952 (2)(5)          13.6%
William A. Mauch                         2,155                    *
Louis J. Ullman                         18,382 (6)                *

All Directors and executive
officers as a group (10 persons)     1,981,155                 27.9%

*  Less than 1% of class

(1) Includes 214,611 shares over which Mr. Maier holds sole voting and investment power as trustee under agreement with Annette Frisch and 82,110 shares which he has the right to acquire pursuant to the exercise of employee stock options. The amount shown also includes 732,628 shares over which Mr. Maier shares voting and investment power with Craig F. Maier and Karen F. Maier as co-trustees of Trust under the will of David Frisch, Deceased, 582,748 shares over which he shares such power with Blanche F. Maier, Mr. Maier's wife, each of whom is a general partner of the Jack C. Maier and Blanche F. Maier Limited Partnership, and 85,741 shares over which he shares such power with Blanche F. Maier as co-trustee under the will of Shirley Heinichen. See footnotes (3) and
       (5). Not included in this amount are 1,124 shares owned by Blanche F. Maier, as to which he disclaims beneficial ownership.

(2) Blanche F. Maier is the wife of Jack C. Maier. Craig F. Maier is the son of Jack C. Maier and Blanche F. Maier.

(3) Includes 1,124 shares over which Mrs. Maier holds sole voting and investment power, 582,748 shares over which she shares voting and investment power with Jack C. Maier as a general partner of the Jack C. Maier and Blanche F. Maier Limited Partnership and 85,741 shares over which she shares such power with Jack C. Maier as co-trustee under the will of Shirley Heinichen.

(4) Includes 9,730 shares over which Mr. Fields has sole voting and investment power and 13,682 shares which he has the right to acquire pursuant to the exercise of employee stock options.

(5) Includes 121,349 shares over which Mr. Maier has sole voting and investment power and 97,975 shares which he has the right to acquire pursuant to the exercise of employee stock options. The amount shown also includes 732,628 shares over which he shares voting and investment power with Jack C. Maier and Karen F. Maier as co-trustees of Trust under the will of David Frisch, Deceased.

(6) Includes 4,700 shares over which Mr. Ullman has sole voting and investment power and 13,682 shares which he has the right to acquire pursuant to the exercise of employee stock options.


                        DIRECTORS AND EXECUTIVE OFFICERS

                                    DIRECTORS

       At the annual meeting four Directors are to be elected to serve until the annual meeting in 1998 and until their successors have been elected and qualified. In case any nominee is unable or declines to serve, it is intended that the enclosed Proxy will be voted for the balance of those named and for such other person, if any, as shall be designated by the Board of Directors to replace any such nominee. The Board of Directors has no knowledge or reason to believe that any nominee will be unable or unwilling to serve.

       The four nominees receiving the greatest number of votes will be elected as Directors. Under applicable provisions of Ohio law and the Company's Articles of Incorporation and Code of Regulations, Proxies that are marked "Withhold Authority" or on which a broker has indicated the absence of discretionary authority to vote the shares will be counted as present for the purpose of determining a quorum, but will not be voted in the election of Directors.

       In accordance with Ohio law, if notice in writing is given by any shareholder to the President, a Vice President or the Secretary of the Company, not less than forty-eight (48) hours before the time fixed for holding the annual meeting, that cumulative voting for the election of Directors is desired and if an announcement of the giving of such notice is made upon convening of the meeting, each shareholder shall have the right to cumulate votes in voting for the Directors. When cumulative voting is in effect, the number of votes that each shareholder is entitled to cast for the election of Directors shall be equal to the number of shares of Common Stock held by the shareholder multiplied by the number of Directors to be elected. That number of votes then may be cast for one nominee or distributed among some or all of the nominees in any manner desired. The Company has received written notice on behalf of Barry Nussbaum and Jerry Ruyan requesting cumulative voting at the annual meeting. Accordingly, shareholders will be entitled to vote cumulatively for the election of Directors if an announcement to that effect is made by or on behalf of such shareholders at the meeting. If cumulative voting is in effect, voting will be by ballots distributed at the annual meeting. If cumulative voting is in effect, the Proxy confers the holder(s) of the Proxy discretionary authority to vote cumulatively the shares of Common Stock that are subject of the Proxy.

       The following Directors have been nominated for election at the 1996 annual meeting to serve until the annual meeting in 1998 and until their successors are elected and qualified.

                                          Positions with the Company,
                                              Business Experience                    Director
              Name                          and Other Directorships                    Since

         Alfred M. Cohen     Secretary of the Company; Attorney, Partner of firm of     1968
            (age 67)         Cohen, Todd, Kite & Stanford

         Jack C. Maier       Chairman of the Board of the Company                       1961
            (age 71)

         William A. Mauch    Director of the Company; Administrator of the              1992
            (age 75)         Cincinnati office of the law firm of Thompson Hine &
                             Flory P. L. L.

         Louis J. Ullman     Senior Vice President and Chief Financial Officer of       1965
            (age 64)         the Company

       The following Directors were elected at the 1995 annual meeting to serve until the annual meeting in 1997 and until their successors are elected and qualified:

                                          Positions with the Company,
                                              Business Experience                         Director
              Name                          and Other Directorships                         Since

         Marvin G. Fields        Senior Vice President and Chief Operations Officer of      1975
            (age 61)             the Company

         Daniel W. Geeding       Director of the Company; Dean, College of Business         1992
            (age 54)             Administration, Xavier University;
                                 Director of Zaring Homes, Inc., Glenway Financial
                                 Corporation and Choicecare Corporation

         Blanche F. Maier        Director of the Company                                    1961
            (age 69)

         Craig F. Maier          President and Chief Executive                              1984
            (age 46)             Officer of the Company


                                   COMMITTEES

       The Board of Directors of the Company held thirteen meetings during the fiscal year ended June 2, 1996. Each Director attended at least 75% of the meetings of the Board and the Committees of which he or she is a member that were held during the year. The Company pays Directors who are not employees a fee of $600 for each meeting of the Board attended. In addition, Messrs. Geeding and Mauch are each paid a fee of $12,000 annually, and are paid a fee of $600 for each Audit Committee meeting attended.

       The Board of Directors of the Company has an audit committee and a compensation committee, but has no nominating committee.

       The members of the Audit Committee are Daniel W. Geeding and William A. Mauch. During the fiscal year ended June 2, 1996, the committee held four meetings. The Audit Committee performs the following functions: review and assessment of internal audit, financial planning, internal control, reporting processes, public reporting of financial statements, recommendations to the Board of Directors for independent certified public accountants to audit the books of the Company for the fiscal year, evaluation of the performance and independence of the auditors, and review and approval of the scope of the audit and the audited financial statements.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       The members of the Compensation Committee are Jack C. Maier, Craig F. Maier, and Louis J. Ullman. During the fiscal year ended June 2, 1996, the committee held one meeting. The Compensation Committee establishes policies of the Company with respect to the compensation of executive officers and determines such compensation with the exception of Craig F. Maier and Jack C. Maier (whose compensation is established by employment agreements approved by the Board).

       During the fiscal year ended June 2, 1996, a franchised restaurant owned by children of Jack C. Maier, an officer and Director of the Company, and Blanche F. Maier, a Director of the Company, made purchases from the Company's commissary totaling $456,590 and paid to the Company advertising fees of $44,115, employee leasing fees of $586,128, payroll and accounting fees of $22,023 and franchise fees of $66,173. Other members of Mr. and Mrs. Maier's family are the owners of a franchised restaurant which during such fiscal year made purchases from the Company's commissary totaling $663,266 and paid to the Company advertising fees of $65,346, employee leasing fees of $864,476, payroll and accounting fees of $25,455 and franchise fees of $98,019.

       During the fiscal year ended June 2, 1996, a franchised restaurant owned by Craig F. Maier, an officer and Director of the Company, made purchases from the Company's commissary totaling $287,874 and paid to the Company advertising fees of $28,049, employee leasing fees of $410,786, payroll and accounting fees of $20,769 and franchise fees of $42,074.

       The above described transactions were effected on terms no less favorable to the Company and no more favorable to the other parties thereto than would have been agreed upon in transactions with persons having no relationship with the Company.

                     TRANSACTIONS WITH MANAGEMENT AND OTHERS

       In addition to the transactions described under the heading "Compensation Committee Interlocks and Insider Participation," Alfred M. Cohen, an officer and Director of the Company, is a partner of the law firm of Cohen, Todd, Kite & Stanford, general counsel to the Company.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Act"), the Directors, certain of the Company's officers and persons owning more than 10% of the outstanding shares of its Common Stock are required to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission and the American Stock Exchange and to furnish copies of such reports to the Company. The Company is required to set forth in this Proxy Statement the number of late reports, transactions not reported and any known failure to file a report. Based solely on a review of the reports which were furnished to it and certain written representations of each reporting person, the Company believes that the aforesaid filing requirements were satisfied by the persons subject thereto.

                             EXECUTIVE COMPENSATION

       The following information is furnished with respect to each of the four most highly compensated executive officers of the Company, including the Chief Executive Officer, for the fiscal year ended June 2, 1996. These four individuals are the only executive officers whose combined salary and bonus for the fiscal year exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                      Annual Compensation                   Long-term
                                                               Other          Compen-        All
                                                               Annual         sation       Other
                                                               Compen-        Awards       Compen-
   Name and Title           Year      Salary       Bonus       sation         Options      sation
   --------------           ----      ------       -----       -------        -------      ------

Craig F. Maier              1996     $138,534        $    0   $17,973(b)         0      $1,986(c)
President and Chief         1995      133,780             0    16,039(b)         0       1,218(c)
Executive Officer           1994      132,034             0    16,945(b)         0       1,218(c)

Jack C. Maier               1996      305,770             0       (a)            0          0
Chairman of the Board       1995      428,095             0       (a)            0      85,000(d)
                            1994      422,507             0       (a)            0      85,000(d)

Marvin G. Fields            1996      173,851             0       (a)            0       4,372(e)
Senior Vice President and   1995      170,570             0       (a)            0       4,384(e)
Chief Operations Officer    1994      170,188             0       (a)            0       3,260(e)

Louis J. Ullman             1996      150,953             0       (a)            0       4,836(f)
Senior Vice President and   1995      148,105             0       (a)            0       3,166(f)
Chief Financial Officer     1994      148,105         2,284       (a)            0       2,461(f)



(a) In 1994, 1995, and 1996, the value of perquisites and other personal benefits received by each of Messrs. Maier, Fields, and Ullman did not exceed an amount equal to the lesser of $50,000 or ten percent of the sum of his salary and bonus for such year.

(b) Perquisites and other personal benefits received by Mr. Maier consisted of $5,315 in 1996, $4,476 in 1995, and $4,849 in 1994 as an auto allowance, $5,208 in 1996, $4,431 in 1995, and $5,589 in 1994 in
         premiums for medical reimbursement insurance paid by the Company, and $7,450 in 1996, $7,132 in 1995, and $6,507 in 1994 in premiums for supplemental long term disability insurance paid by the Company.

(c) Represents the premium paid by the Company on split dollar life insurance policies.


(d) Represents the premium paid by the Company on a life insurance policy which funds the retirement compensation provided for in Mr. Maier's employment agreement.

(e) Represents premiums paid by the Company on split dollar life insurance policies of $2,199 in 1996, $2,252 in 1995, and $2,112 in 1994, and
         Company matching contributions to the Frisch's Executive Savings Plan of $2,173 in 1996, $2,132 in 1995, and $1,148 in 1994.

(f) Represents premiums paid by the Company on split dollar life insurance policies of $3,326 in 1996 and $1,663 in each of 1995 and 1994, and Company matching contributions to the Frisch's Executive Savings Plan of $1,510 in 1996, $1,503 in 1995, and $798 in 1994.


       The 1993 Stock Option Plan was adopted by the Board of Directors and approved by the shareholders. Pursuant to the Plan, options for shares of the Common Stock of the Company are granted to officers and key management personnel, as determined by the Compensation Committee. Under the 1993 Plan, options with terms not in excess of ten years from the date of grant and stock appreciation rights may be granted until May 8, 2004. See "Employment Contracts and Changes-in-Control Arrangements." No options or stock appreciation rights were granted during the fiscal year ended June 2, 1996.

       The following table sets forth information regarding the exercise of stock options by each of the named executive officers during fiscal year ended June 2, 1996 and the value of all remaining options (all of which are exercisable) at June 2, 1996 (all such options were granted under the 1984 Stock Option Plan, the predecessor to the 1993 Stock Option Plan):

                           AGGREGATED OPTION EXERCISES
                               IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                                                              Value of
                                                                        Number of           unexercised
                                Shares                                 unexercised          in-the-money
                              acquired on           Net value            options at           options at
          Name                 exercise             realized              6/2/96             6/2/96 (1)
          ----                 --------             --------              ------             ----------

Craig F. Maier                    0                    -                  97,975                 0
Jack C. Maier                     0                    -                  82,110                 0
Marvin G. Fields                  0                    -                  13,682                 0
Louis J. Ullman                   0                    -                  13,682                 0

- ----------------------------------
(1) As of June 2, 1996, the exercise price of the listed options exceeded the market price of the Common Stock.

           DEFINED BENEFIT PENSION PLAN AND EXECUTIVE RETIREMENT PLAN

       The Pension Plan adopted by the Board of Directors, in which each of the executive officers of the Company participates, provides payments of annual benefits upon the retirement of employees covered by the Plan.

       Under the qualified Pension Plan, an individual's monthly Pension Plan benefit equals 51% of his or her average monthly compensation minus 50% of monthly Social Security benefits. The benefit of an individual who has less than 28 years of service with the Company is reduced by 1/28 for each year less than 28.

       Average monthly compensation is based upon the participant's five highest consecutive compensation periods. For years prior to 1982, the compensation period is the month of September. For years 1982 through 1991, the compensation period is the month of July. For years after 1991, the compensation period is the entire calendar year, therefore, the monthly compensation for the period is 1/12 of the annual compensation.

       Compensation that is taken into consideration for periods through 1991 consists of regular wages, excluding overtime, bonuses, commissions, special pay, severance pay and expense reimbursements, but including elective contributions to employee benefit plans. Compensation that is taken into consideration for periods after 1991 includes all compensation reported on the participant's W-2 and all elective contributions to a Section 125 or 401(k) plan.

       Amounts set aside under the Plan are computed on an actuarial basis using an aggregate funding method. No contribution was made to the Plan during the fiscal year ended June 2, 1996.

       Estimated annual retirement benefits under the Pension Plan, assuming retirement at age 65 for Messrs. Craig F. Maier, Marvin G. Fields, and Louis J. Ullman, would be, respectively, $69,000, $77,000, and $70,000. In 1995, Mr. Jack
C. Maier, in accordance with provisions of the Plan, received a lump sum distribution of future benefits to which he was entitled under the Plan.

       Under the Internal Revenue Code, there is an annual limitation on the amount of compensation of each employee that may be taken into account, which is currently set at $150,000. The annual limitation for some of the years prior to 1996 was substantially higher. The Company has adopted an unfunded Executive Retirement Plan which provides to qualified employees whose compensation exceeds the Internal Revenue Code limitation, a supplemental retirement benefit equal to the reduction in their benefits under the Pension Plan. Currently, Messrs. Craig
F. Maier, Marvin G. Fields and Louis J. Ullman are eligible, at their normal retirement ages, to receive supplemental annual benefits under the Executive Retirement Plan of $42,595, $4,459 and $1,832, respectively.

            EMPLOYMENT CONTRACTS AND CHANGES-IN-CONTROL ARRANGEMENTS

       Pursuant to an employment agreement between the Company and Jack C. Maier, effective May 29, 1995, which was approved by the Board of Directors, Mr. Maier is to be paid for the ensuing two fiscal years a base salary of $300,000 per year. In addition, the agreement provides that upon its expiration or upon Mr. Maier's retirement, disability or death, there shall be paid to Mr. Maier or to his survivors for each of the next ten years the sum of $214,050, adjusted annually to reflect 50% of the annual percentage change in the Consumer Price Index. Alternatively, the recipient may elect at any time to receive in a lump sum the present value of all remaining payments. The agreement also provides that upon cessation of employment, Mr. Maier will if not prevented by disability, provide consulting services to the Company, for which he shall be paid a fee of $100,000 per year.

       Pursuant to an employment agreement between the Company and Craig F. Maier, effective May 29, 1995, which was approved by the Board of Directors, Mr. Maier is to be paid for the ensuing five fiscal years a base salary of $135,920 per year adjusted annually to reflect 50% of the annual change in the Consumer Price Index. Further the agreement provides that upon Mr. Maier's disability, there shall be paid each year while he is alive for up to ten years a sum equal to 75% of his average compensation (including incentive compensation) over the three preceding calendar years (reduced by any disability benefits received under any disability income plan maintained by the Company), adjusted annually after the first year to reflect 75% of the annual percentage change in the Consumer Price Index. In addition, the agreement provides that Mr. Maier is to be paid for each of the five ensuing fiscal years incentive compensation equal to 3% of the Company's pre-tax consolidated earnings if in such year pre-tax consolidated earnings exceed 5% of total revenue of the Company (adjusted to exclude certain revenue not related to the Company's food service and lodging operations) after giving effect to such incentive compensation payment. 80% of incentive compensation is to be paid in cash and 20% in the Company's Common Stock. The agreement also provides that Mr. Maier will be granted stock options in any year in which incentive compensation is earned. The number of options awarded is calculated by dividing the dollar amount of Mr. Maier's incentive compensation by the average of the highest and the lowest price of the Company's Common Stock during the year for which the incentive compensation was earned and multiplying the result by two. The exercise price of the options shall be equal to the fair market value of the Common Stock on the date of grant. Options may not be exercised until six months after the date granted or such later time period as may be required by the Company's Stock Option Committee, which period may not exceed five years. The options will have a ten year term.

       The provisions of the agreement between the Company and Craig F. Maier with respect to compensation are identical to those in his previous agreement except that the number of stock options which can be earned has been doubled. The first year's base salary is the same as the last year of his previous agreement increased by 50% of the annual percentage change in the Consumer Price Index. The basis for the establishment of the base salary and incentive compensation under the previous agreement was data provided by an independent consultant that was derived from a survey of comparable restaurant companies and data obtained from the proxy statements of publicly held restaurant companies. The base salary was established in the bottom quartile of the base salaries paid by such companies. The incentive compensation formula was designed to tie performance to shareholder value by awarding no incentive compensation unless consolidated pre-tax earnings reach at least 5% of revenue and by permitting the aggregate of the base salary and incentive compensation to reach the top quartile of total compensation paid by the aforesaid companies if consolidated pre-tax earnings projections were achieved. The number of options to be awarded was doubled to increase the equity component of his compensation.

       The Company has entered into agreements with each of Craig F. Maier, Marvin G. Fields and Louis J. Ullman which provide that if there is a change in control of the Company that has not been approved by existing management, the Company shall either continue his employment for up to three years with compensation and perquisites equal to that which he would have received had there not been such a change or terminate his employment and make lump sum payments to him equal to the present value of such compensation and continue such perquisites until the end of the period for which his employment would have continued. The maximum aggregate lump sum payments which would be payable to each of them under these agreements if they were terminated on the date of mailing of this Proxy Statement, would be approximately $893,000, $546,000, and $479,000. The discount rate used for determining the amount of such payments was 2.6%, in accordance with provisions of the agreements.

                          COMPENSATION COMMITTEE REPORT

       The compensation of Jack C. Maier and Craig F. Maier for the fiscal year ended June 2, 1996 was determined in accordance with the terms of employment agreements approved by the Board of Directors in 1995. The Compensation Committee believes that these agreements are consistent with the Company's executive compensation policies.

       The compensation of all other executive officers for the fiscal year ended June 2, 1996 was determined by the Compensation Committee in accordance with salary merit increase guidelines and incentive compensation formulas established prior to the commencement of the fiscal year.

       The policies of the Compensation Committee with respect to the Company's executive officers are: (1) to pay salaries generally in the middle of the range of salaries paid to executives of comparable levels of responsibility by comparable restaurant companies; (2) to grant merit increases in salary, within the salary range, based primarily on job performance as measured by specific, pre-determined individual goals; and (3) to award bonuses based on how well individual goals are achieved and how well the Company performs.

       To determine the salaries of the Company's executive officers, the Company establishes a series of salary ranges which correspond to levels of executive responsibility. The basis for the establishment of the ranges is data provided by an independent consultant that is derived from an annual survey of approximately 60 comparable restaurant companies, including five of the six companies comprising the S&P Restaurants Index used for the Corporate Performance Graph. The Committee sets the Company's salary ranges to fall generally in the middle of the competitive ranges. Individual salaries are set within the applicable salary range and are reevaluated annually. Merit increases are granted within the salary range based on job performance as measured against one or more individual performance goals established annually for each executive.

       Under the Company's incentive compensation program, executive officers are entitled to earn annual bonuses of up to 22.5% of each officer's salary. Each individual executive officer's bonus is determined by a formula that takes into account (1) the extent to which individual performance goals established prior to the beginning of the fiscal year are met and (2) the Company's pre-tax consolidated earnings for the fiscal year, as a percentage of total revenue (adjusted to exclude certain revenue not related to the Company's food service and lodging operations). No incentive bonus is paid unless pre-tax consolidated earnings of the Company are at least 4% of revenues. In order to receive the maximum bonus, an executive must fully meet the individual performance goals and pre-tax consolidated earnings of the Company must equal or exceed 6% of revenues. Of the total bonus earned, 20% is paid in shares of the Company's Common Stock and the remainder is paid in cash. All shares received by the executive must be held for a period of two years. During fiscal 1996, no incentive compensation was paid because the pre-tax consolidated earnings test was not met.

                                                                   Jack C. Maier
                                                                  Craig F. Maier
                                                                Louis J. Ullman

                           CORPORATE PERFORMANCE GRAPH

       The following graph compares the yearly percentage change in the Company's cumulative total stockholder return on its Common Stock with the Standard & Poor's Restaurants Index and the Standard & Poor's 500 Stock Index over the five year period ending May 31, 1996. The graph assumes an investment of $100 in the Company's Common Stock and in each index on May 31, 1991, and reinvestment of all dividends.

                           FRISCH'S RESTAURANTS, INC.
                   COMPARISON OF FIVE-YEAR TOTAL RETURN TO THE
                   S&P RESTAURANTS INDEX AND THE S&P 500 INDEX

                                    1991       1992      1993       1994       1995       1996
FRS                                 $100       $202      $179       $154       $104       $138
S&P                                 $100       $131      $141       $173       $206       $257
RESTAURANTS
INDEX
S&P 500 INDEX                       $100       $110      $123       $128       $154       $197



                      RATIFICATION OF SELECTION OF AUDITORS

       The Board of Directors has unanimously selected the firm of Grant Thornton LLP as auditors to make an examination of the accounts of the Company for the fiscal year commencing June 3,1996. This firm of independent certified public accountants has made the audits of the Company's accounts since 1952. Such selection of auditors is submitted to the shareholders for ratification. If the selection is not ratified, the Board of Directors will consider the selection of other auditors.

       Representatives of Grant Thornton LLP are expected to be present at the annual meeting of shareholders. They will be afforded an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from the shareholders.

       Ratification of the selection of auditors requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company present in person or represented by proxy at the annual meeting and entitled to vote thereat. Under applicable provisions of Ohio law and the Company's Articles of Incorporation and Code of Regulations, Proxies which are marked "Abstain" will be counted as present and entitled to vote, and accordingly will have the effect of a vote against the proposal.

                              SHAREHOLDER PROPOSALS

       Proposals of shareholders intended to be presented at the 1997 annual meeting must be received at the Company's executive offices on or before April 23, 1997 in order to be considered for inclusion in the Proxy and Proxy Statement issued by the Board of Directors with respect to that meeting.

                              COST OF SOLICITATION

       The cost of preparing and mailing this Proxy Statement, the accompanying Notice of Annual Meeting and Proxy and any additional material relating to the meeting and the cost of soliciting Proxies will be borne by the Company. In addition to solicitation by mail, the Company will request banks, brokers and other custodial nominees and fiduciaries to supply proxy material to the beneficial owners of the Common Stock of whom they have knowledge, and will reimburse them for their expenses in so doing. Certain officers and employees of the Company may solicit Proxies in person or by telephone, facsimile transmission or mail, for which they will not receive any special compensation. In addition, the Company has retained Georgeson & Co., Inc. to assist in the solicitation of Proxies for a fee of up to $25,000, plus expenses. The Company has agreed to indemnify and hold Georgeson harmless from any loss or claim arising out of the services it performs (except as may result from Georgeson's negligence or misconduct), including claims arising under the federal securities law.

                                  OTHER MATTERS

       The Board of Directors has been advised jointly by Jerry L. Ruyan and Barry S. Nussbaum, who have reported that they are the beneficial owners of 6.5% of the Common Stock (see "Security Ownership of Certain Beneficial Owners"), that they intend at the annual meeting to nominate for election as Directors themselves and two other persons to be designated by them and to introduce (i) a proposal to amend the Company's Code of Regulations to eliminate the classified Board of Directors and to provide that each Director shall be elected annually for a one-year term and (ii) a proposal to amend the Company's Code of Regulations to provide that a majority of the Directors and of each committee of Directors shall be persons who are not, and have not been within three years of the date of their selection, an officer or employee of the Company or a relative of any such person or a person having a material relationship with the Company as an advisor or consultant. The Company intends to oppose the election as a Director of any person who has not been nominated by the Company and, if introduced, each of the proposals described above. The enclosed Proxy confers upon the holder(s) thereof the discretionary authority to vote on any matter that may come before the meeting, including the foregoing matters or any other resolutions pertaining to the structure or composition of the Board of Directors.

       The Board of Directors knows of no other matters which are likely to be brought before the meeting. If any matters not now known of come before the meeting, the holder(s) of the Proxy will vote the shares represented by the Proxy on such matters in accordance with their judgment.

       The above Notice of Annual Meeting and this Proxy Statement are sent by order of the Board of Directors.

                                                                ALFRED M. COHEN
                                                                      Secretary

Dated August __, 1996

Preliminary Copy

PROXY                   FRISCH'S RESTAURANTS, INC.
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    Jack C. Maier and Louis J. Ullman, and each of them, are hereby appointed attorneys-in-fact for the undersigned, with the powers which the undersigned would possess if personally present, including the power of substitution, to vote all shares of Common Stock of the undersigned and, in their discretion, to cumulate votes in voting for the election of Directors, if cumulative voting is in effect, at the annual meeting of shareholders of Frisch's Restaurants, Inc. to be held at Quality Hotel Riverview, 668 W. Fifth Street, Covington, Kentucky 41011 at 10:00 A.M. on the 7th day of October, 1996, and at any adjournments or postponements thereof, as hereinafter specified and upon such other business as shall properly come before the meeting. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED BELOW (OR IF CUMULATIVE VOTING IS IN EFFECT, THE TOTAL NUMBER OF VOTES WILL BE DISTRIBUTED AMONG THE NOMINEES IN THE DISCRETION OF THE ATTORNEYS-IN-FACT) AND IN FAVOR OF THE PROPOSAL TO APPROVE THE APPOINTMENT OF THE AUDITORS. AS TO ANY OTHER MATTER OR IF ANY OF SAID NOMINEES IS NOT AVAILABLE FOR ELECTION, THE ATTORNEYS-IN-FACT SHALL VOTE IN ACCORDANCE WITH THEIR BEST JUDGMENT.

(1) Election of Directors
    / / FOR all nominees listed         / / WITHHOLD AUTHORITY
    (except as marked to the contrary)    to vote for all nominees
                                        listed

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A
              LINE THROUGH THE NOMINEE'S NAME.)

ALFRED M. COHEN, JACK C. MAIER, WILLIAM A MAUCH, LOUIS J. ULLMAN.

                          (Continued and to be signed and dated on reverse side)

(Continued from other side)

(2) The proposal to ratify and
    approve the appointment of
    Grant Thornton LLP as
    independent auditors.
    / / FOR  / / AGAINST  / / ABSTAIN


                                            Dated:                      , 1996

                                            ----------------------------------
                                                        Signature

                                            ----------------------------------
                                                Signature if held jointly.

                                            (Please date, sign as name appears
                                            at the left, and return promptly.
                                            If the shares of Common Stock are
                                            registered in the names of two or
                                            more persons, each should sign.
                                            When signing as corporate officer,
                                            partner, executor, administrator,
                                            trustee or guardian, please give
                                            full title. Please note any
                                            changes in your address alongside
                                            the address as it appears in the
                                            proxy.)